Exhibit 99.2

Tripadvisor Announces Close on Term Loan B Facility

NEEDHAM, MA, March 20, 2025 (PRNewswire) — Tripadvisor, Inc. (NASDAQ: TRIP) announced today that it has successfully closed a tack-on term loan B facility in the amount of $350.0 million pursuant to a Second Amendment to its Credit Agreement, dated as of June 26, 2015, as amended and restated. The Second Amendment provides for a $350 million upsize to the Company’s term loan B credit facility maturing in 2031, with an interest rate based on SOFR plus 2.75%. The Company intends to use the proceeds of the new facility to fund the repurchase, repayment or redemption of the Company’s outstanding 0.25% Convertible Senior Notes due 2026 at a later date.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to Tripadvisor’s future financial performance on both a GAAP and non-GAAP basis, and Tripadvisor’s prospects as a comprehensive destination for hotels, experiences, and restaurants, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our executive officers with respect to growth objectives, the expected timing for completion of the Merger and whether the Merger will close at all, strategic investments, our ability to realize the expected benefits of the reorganization, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including, but not limited to, those risks, uncertainties and factors detailed in Tripadvisor’s filings with the SEC. As a result of such risks, uncertainties and factors, Tripadvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Tripadvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Tripadvisor, Inc.

The Tripadvisor Group connects people to experiences worth sharing, and aims to be the world’s most trusted source for travel and experiences. We leverage our brands, technology, and capabilities to connect our global audience with partners through rich content, travel guidance, and two-sided marketplaces for experiences, accommodations, restaurants, and other travel categories. The subsidiaries of Tripadvisor, Inc. (Nasdaq: TRIP), include a portfolio of travel brands and businesses, including Tripadvisor, Viator, and TheFork.

Contacts:

Investors

ir@tripadvisor.com

Media

northamericapr@tripadvisor.com